EXCERPT FROM THE REGISTRANT’S BY-LAWS

ARTICLE 11
Shareholders

             11.1 Record Dates. For the purpose of determining the shareholders of any series or class of shares of the Trust who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to receive payment of any dividend or of any other distribution, the Trustees may from time to time fix a time, which shall be not more than 90 days before the date of any meeting of shareholders or more than 60 days before the date of payment of any dividend or of any other distribution, as the record date for determining the shareholders of such series or class having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record on such record date shall have such right notwithstanding any transfer of shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any such purposes close the register or transfer books for all or part of such period.

             11.2 Proxies. The placing of a shareholder’s name on a proxy pursuant to telephone or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such shareholder shall constitute execution of such proxy by or on behalf of such shareholder.

ARTICLE 12
Advance Notice of Shareholder Nominees for Trustee

             12.1. Advance Notice of Shareholder Proposals. Only shareholder proposals made in accordance with the following procedures shall be eligible for consideration at a meeting of shareholders of the Trust or series thereof.

(a) Meetings of Shareholders.

(1) Shareholder proposals may be made at a meeting of shareholders only (i) pursuant to the notice of meeting given by or at the direction of the Trustees pursuant to Article V, Section 2 of the Declaration of Trust, (ii) by or at the direction of the Trustees (or any duly authorized committee thereof) or the Chairman of the Trustees or (iii) by any shareholder of the Trust who was a shareholder of record at the time the notice provided for in this Section 12.1 is delivered to the Clerk of the Trust, who is entitled to vote at the meeting and who complies with the notice procedures set forth in subparagraph (2) of this paragraph (a) of this Section 12.1.(2) For proposals to be properly brought before a meeting by a shareholder pursuant to clause (iii) of paragraph (a) of this Section 12.1, the shareholder must have given timely notice thereof in writing to the Clerk of the Trust in accordance with paragraph (b) of this Section 12.1. The shareholder’s notice shall contain, at a minimum, the information set forth in paragraph (c) of this Section 12.1.

(b) Timely Notice

(1) Shareholder Meeting. To be timely, a shareholder’s notice required by subparagraph (2) of paragraph (a) of this Section 12.1 in respect of a meeting of shareholders shall be delivered to the Clerk at the principal executive offices of the Trust not less than the closed of business on the tenth day following the date on which public announcement was first made of the date of the meeting of shareholders.

(2) General. In no event shall an adjournment or postponement (or a public announcement thereof) of a meeting of shareholders commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described in this paragraph (b) of this Section 12.1.

(c) Content of Shareholder’s Notice.

(1) Any shareholder’s notice required by this Section 12.1 shall set forth the information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(2) Such shareholder’s notice further shall set forth as to the shareholder giving the notice: (i) the name and address of the shareholder as it appears on the Trust’s books; (ii) the class or series and number of all shares of beneficial interest of the Trust owned beneficially and of record by the shareholder; (iii) a representation that the shareholder intends to appear in person or by proxy at the meeting to make the proposal set forth in its notice; and (iv) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.